May 22, 2013

I, Joseph Riccelli, am lending Innovative Designs, Inc the amount of $90,000 Dollars, for a period of 180 days, at an interest rate of 10%. Repayment of $99,000, interest included will be made by November 22, 2013.

/s/ Joseph Riccelli
Joseph Riccelli

/s/ Gregory P. Domian
Gregory P. Domian - Witness